SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2005

PRIMEDIA Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	1-11106	13-3647573
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

745 FIFTH AVENUE, NEW YORK, NEW YORK
(Address of principal executive offices)

10151
(Zip Code)

Registrant’s telephone number, including area code (212) 745-0100

Item 1.01.    Entry into a Material Definitive Agreement

Item 2.03     Creation of a Direct Financial Obligation

On September 30, 2005, PRIMEDIA Inc. (“Primedia”) entered into an amendment and restatement (the “New Credit Agreement”) of its Credit Agreement dated as of June 20, 2001, as previously amended (the “Old Credit Agreement”), with the lenders thereunder, Bank of America, N.A., as Syndication Agent, The Bank of New York and The Bank of Nova Scotia and Citibank, N.A., as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The New Credit Agreement provides for two loan facilities: (1) the existing revolving credit facility with aggregate commitments of approximately $276.8 million (the “Revolving Facility”), which matures on June 30, 2008 (the “Revolver Maturity Date”), and (2) a new Term Loan B credit facility in an aggregate principal amount of $500 million (the “Term Loan B Facility”), which matures on September 30, 2013 (the “Term Loan B Maturity Date”).

Amounts borrowed under the Revolving Facility bear interest, at Primedia’s option, at an annual rate of either the base rate plus an applicable margin ranging from 0.125% to 1.50% or the eurodollar rate plus an applicable margin ranging from 1.125% to 2.50%. The Term Loan B Facility bears interest, at Primedia’s option, at an annual rate of either the base rate plus an applicable margin ranging from 1.00% to 1.25% or the eurodollar rate plus an applicable margin ranging from 2.00% to 2.25%.

The commitments under the Revolving Facility are subject to mandatory reductions on June 30, 2007, December 31, 2007 and the Revolver Maturity Date, in the amounts of $39,542,105, $79,084,210 and $158,168,422, respectively. The loans under the Term Loan B Facility are subject to mandatory repayment in 15 semi-annual installments of $2.5 million each payable on March 31 and September 30 of each year commencing on March 31, 2006 and ending on March 31, 2013, followed by a final repayment of $462.5 million on the Term Loan B Maturity Date.

Consistent with the Old Credit Agreement, the New Credit Agreement is secured by a pledge of the stock of PRIMEDIA Companies Inc. (an intermediate holding company owned directly by Primedia which owns, directly or indirectly, all shares of Primedia’s subsidiaries), which pledge also ratably secures Primedia’s existing senior notes. Borrowings under the New Credit Agreement rank senior in right of payment to all of Primedia’s future subordinated indebtedness and are guaranteed by each of Primedia’s wholly owned domestic restricted subsidiaries.

The New Credit Agreement limits Primedia’s ability to, among other things, change the nature of its businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, issue guarantees and make certain restricted payments (including dividend payments on and repurchases of Primedia’s common stock in excess of $75,000 in any given year). The New Credit Agreement contains certain customary events of default that generally give the lenders the right to accelerate payments of outstanding debt, including the following: failure to maintain required financial covenant ratios, as further described below; failure to make a payment of principal when due, or a payment of interest or fees within five days of its due date; default, beyond any applicable grace period, on any of Primedia’s aggregate indebtedness exceeding $20 million; occurrence of certain insolvency proceedings with respect to Primedia or its material subsidiaries; entry of one unpaid judgment or decree involving a liability of $15 million or more (or more than one involving an aggregate liability of $25 million or more); and occurrence of certain events constituting a change of control of Primedia.

Under the New Credit Agreement, Primedia must maintain a minimum interest coverage ratio, as defined, of 1.75 to 1 and a minimum fixed charge coverage ratio, as defined, of 1.05 to 1, and Primedia’s maximum allowable leverage ratio, as defined, is 6.25 to 1 through September 30, 2007 and 6.00 to 1 from October 1, 2007 through the termination of the New Credit Agreement.

A copy of the New Credit Agreement is attached hereto as Exhibit 99.1.

Item 8.01.    Other Events

On October 3, 2005, PRIMEDIA Inc. issued a press release relating to, among other things, its calling for redemption and its repayment of certain of its indebtedness and its calling for redemption certain of its preferred stock. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01.    Financial Statements and Exhibits

(c)           Exhibits

Exhibit 99.1

Credit Agreement dated as of June 20, 2001 and amended and restated as of September 30, 2005, among PRIMEDIA Inc., the Lenders thereunder, Bank of America, N.A., as Syndication Agent, The Bank of New York, The Bank of Nova Scotia and Citibank, N.A., as Co-Documentation Agents, and JP Morgan Chase Bank, N.A., as Administrative Agent

Exhibit 99.2	Press Release of PRIMEDIA Inc., dated October 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMEDIA Inc.
(Registrant)

Date:	October 4, 2005	By:	/s/ BEVERLY C. CHELL
Beverly C. Chell
Vice Chairman and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1

Credit Agreement dated as of June 20, 2001 and amended and restated as of September 30, 2005, among PRIMEDIA Inc., the Lenders thereunder, Bank of America, N.A., as Syndication Agent, The Bank of New York, The Bank of Nova Scotia and Citibank, N.A., as Co-Documentation Agents, and JP Morgan Chase Bank, N.A., as Administrative Agent

Exhibit 99.2	Press Release of PRIMEDIA Inc., dated October 3, 2005